Amendment No. 10 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin Distributors, LLC
Talcott Resolution Life Insurance Company (formerly Hartford Life Insurance Company)
Talcott Resolution Life and Annuity Insurance Company (formerly Hartford Life and Annuity Insurance Company)
Talcott Resolution Distribution Company, Inc. (formerly Hartford Securities Distribution Company, Inc.)
Pruco Securities LLC
The Prudential Insurance Company of America

Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin Distributors, LLC (the "Underwriter," and together with the Trust, "we," "our," or "us"), Talcott Resolution Life Insurance Company (formerly Hartford Life Insurance Company), Talcott Resolution Life and Annuity Insurance Company (formerly Hartford Life and Annuity Insurance Company) (together the "Company), Talcott Resolution Distribution Company, Inc. (formerly Hartford Securities Distribution Company, Inc.) (company Distributor"), Pruco Securities LLC ("Pruco") and The Prudential Insurance Company of America ("PICA"), on your behalf and on behalf of certain Accounts, (individually a "Party", collectively, the "Parties") have previously entered into a Participation Agreement dated May l, 2000, as amended (the "Agreement").

On June 25, 2021, an Addendum to the Agreement revised the Agreement to reflect the merger of Franklin/Templeton Distributors, Inc. into Legg Mason Investor Services, LLC, which was renamed Franklin Distributors, LLC (the "Underwriter," and together with the Trust, "we," "our," or "us").

WHEREAS, Parties now desire to amend the Agreement by this Amendment (the "Amendment"). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties agree as follows:

Schedule F of the Agreement is deleted and replaced in its entirety with the Schedule F attached hereto.

1. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment effective as of July 7, 2022.

The Trust:	The Underwriter

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST Only on behalf of each Portfolio listed on Schedule C of the Agreement.	FRANKLIN DISTRIBUTORS, LLC

By:	By:

Name: Title:

The Company:

TALCOTT RESOLUTION LIFE INSURANCE	TALCOTT RESOLUTION LIFE AND ANNUITY

The Company Distributor:

TALCOTT RESOLUTION DISTRIBUTION

PRUCO SECURITIES LLC	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Schedule F

Rule 12b-l Plans of the Trust

Compensation

Each Class 2, Class 4 or Class 5 Portfolio named or referenced on Schedule C of this Agreement may make payments at a rate stated in its prospectus pursuant to the terms and conditions of its Rule 12b-l distribution plan.

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares ("Eligible Shares") that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the "Plan"), the Company, on behalf of its Distributor, may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively "you") provide any activity or service that is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares ("Rule 12b-1 Services") or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, "we") may pay you a Rule 12b-l fee. "Rule 12b-1 Services" may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares ("Contract Owners"), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under FINRA rules.

Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in the Portfolio's prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio's net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of each month.

You shall furnish us with such information as shall reasonably be requested by the Trust's Boards of Trustees ("Trustees") with respect to the Rule l 2b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement ("Disinterested Trustees"). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days' written notice, without payment of any penalty, or as provided in the Plan. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-l, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio's Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

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